EdR ANNOUNCES SECOND QUARTER 2013 RESULTS - Core FFO per Share Up Over 8% -

MEMPHIS, TN, July 29, 2013 - EdR (NYSE:EDR), one of the nation’s largest developers, owners and managers of collegiate housing, today announced results for the quarter ended June 30, 2013.

Company Highlights

•	Core funds from operations (“Core FFO”) was $14.5 million, or $0.13, per share/unit for the second quarter, compared to $11.6 million or $0.12 per share/unit in the prior year;

•	Same-community net operating income (“NOI”) for the quarter was $15.1 million on a 0.5% decline in revenue and a 2.6% increase in operating expenses;

•	Same-community portfolio preleasing is 180 basis points ahead of last year with 86.6% of beds preleased for the 2013/2014 lease term, compared to 84.8% at this time last year;

•	Anticipated net rental rate increase of 2.0% for the 2013/2014 lease term;

•
Received final approval and completed all legal documents for the 2015 deliveries of the UK Campus Housing Revitalization Plan. Demolition is underway and construction is scheduled to commence later this fall for the 2015 delivery of 1,610 beds at a total cost of $101.2 million;

•
Commenced construction on the third phase of our Storrs Center development at the University of Connecticut. This final phase, which is scheduled to open in 2014, is adjacent to the first two phases, which are both 100% preleased for this fall, and will add 116 beds in 92 apartments for a cost of $12.8 million;

•	Announced the pending exercise of its purchase option for a 587-bed cottage community serving Penn State University. The $56.2 million purchase is expected to close this September;

•	Completed the disposition of College Grove, an 864-bed community at Middle Tennessee State University, for $20.7 million, recognizing a book gain of $3.9 million;

•	EdR strengthened its development team with the addition of Julie Skolnicki, a leader in university program management, as senior vice president of university partnerships; and

•	Announced the third consecutive annual increase in the Company's dividend, a 10% increase in its quarterly dividend to $0.11 per share/unit.

"We are nearing the end of the leasing season and the efforts of our team are producing solid internal growth for this fall," commented Randy Churchey, EdR's president and chief executive officer. "At the same time, our development pipeline and external growth opportunities remain robust, and I am pleased that our Board of Directors has recognized this growth with their recent 10% increase in EdR's quarterly dividend."

Net Income Attributable to Common Stockholders

Net income attributable to common stockholders for the quarter was $3.8 million, or $0.03, per diluted share, compared to $1.3 million, or $0.01, per diluted share, for the prior year. A gain on sale of student housing communities and an increase in operating profits from new communities were the main drivers of the improvement in net income.

Core Funds From Operations

Core FFO for the quarter was $14.5 million as compared to $11.6 million in the prior year. The improvement in Core FFO mainly reflects an increase in operating profits from new communities. Core FFO per share/unit for the quarter was $0.13, compared to $0.12 in the prior year.

A reconciliation of funds from operations (“FFO”) and Core FFO to net income is included with the financial tables accompanying this release.

Same-Community Results

Net operating income was $15.1 million for the quarter, a decline of 3.0%, or $0.5 million, from the prior year. Same-Community revenue was down 0.5% for the quarter as compared to the prior year, with a 3.0% increase in rental rates offset by a 3.4% decline in occupancy and a 0.1% decline from other income. Same-community operating expenses increased 2.6%, or $0.3 million.

Preleasing - Fall 2013

Same-community preleasing for the 2013/2014 lease term is 180 basis points ahead of the prior year in occupancy with 86.6% of beds preleased for the fall. Net rental rates for the 2013/2014 lease term are projected to be 2.0% ahead of the prior lease term.

The Company provides a property-by-property leasing schedule in its quarterly earnings supplement located at http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4095382.

University of Kentucky

In December 2011, the Company was selected by the University of Kentucky (“UK”) for the revitalization of UK's entire campus housing portfolio and expansion of such to more than 9,000 beds within five to seven years (the "UK Campus Housing Revitalization Plan"). The UK Campus Housing Revitalization Plan is being funded through EdR's On-Campus Equity Plan - The ONE PlanSM with EdR leasing, managing and operating the communities.

Construction of Central Hall I and II is nearing completion and the grand opening of this 601-bed first phase is scheduled for next month. Construction of phase II, which includes four communities with 2,381 beds and a total project cost of $138.0 million, is proceeding as planned for a summer 2014 opening.

In May, the Capital Projects and Bond Oversight Committee of the Kentucky Legislature provided the final required approval to proceed with Phase II-B, the next phase of the UK Campus Housing Revitalization Plan. With a total project cost of $101.2 million, this phase of the project is to be delivered in 2015 and includes 1,610 beds in three buildings. All lease, general contractor and other agreements have been signed, the university has begun demolition of existing buildings and construction is expected to commence later this fall.

Investment Activity

In June 2013, the Company began construction on the third phase at The Oaks on The Square adjacent to the University of Connecticut (UConn). EdR will own and manage this 92-unit and 116-bed addition when completed in summer 2014. With an estimated $12.8 million development cost, this phase will be adjacent to the first two phases, which are currently 100% leased for this fall, and will complete the town square.

In addition to the deliveries at UK and UConn, the Company's three other developments, delivering in 2014 for a total of $107.3 million, are progressing as expected and are on schedule for their respective openings.

The Company anticipates exercising its $56.2 million purchase option for The Retreat at State College in the next month. Due diligence procedures were recently completed and the community is 100% preleased. The $3.0 million mezzanine investment the Company made when it entered into the purchase option will be netted against the purchase price at closing and it is anticipated that the seller will elect to take a portion of the purchase price in the form of operating partnership units.

“While our existing pipeline of opportunities continues to be strong, it is exciting that EdR is preparing for the grand openings of communities at The University of Kentucky, The University of Texas at Austin, The University of Connecticut, the University of Mississippi and Arizona State University - Downtown," stated Tom Trubiana, EdR's executive vice president and chief investment officer. “All five are stellar developments that are being delivered on time with all but one at or near 100% preleased.”

In July, EdR strengthened its development team with the addition of Julie Skolnicki, AIA, LEED AP, as senior vice president of university partnerships. With 15 years of experience Ms. Skolnicki most recently was vice president of Brailsford & Dunlavey, a leader in university program management.  During her tenure there, she oversaw some of their largest programs, totaling over $2.0 billion in development.  A registered architect, Ms. Skolnicki's background in planning, design, construction and project financing will provide additional leadership in growing EdR's ONE Plan, its on campus equity program, which the Company believes is becoming increasingly more significant to its future growth.

Capital Structure

At June 30, 2013, the Company had cash and cash equivalents totaling $11.0 million and availability on its unsecured revolving credit facility of $264.5 million. The Company's debt to gross assets was 34.3%, its net debt to Adjusted EBITDA was 7.2x and its interest coverage ratio was 4.6x

During the second quarter of 2013, the Company sold approximately 0.8 million shares of common stock under its ATM program. The shares were sold at a weighted average share price of $10.82, raising net proceeds of $9.1 million that were mainly used to fund current projects.

Earnings Guidance and Outlook

Based on management’s current estimates of market conditions and future operating results and including the impact of the recently announced College Grove disposition, year to date share sales under the Company's ATM program and the announced and pending Penn State acquisition, the Company reaffirms its previous guidance for full year 2013 Core FFO per share/unit of $0.53 to $0.57. The midpoint of the range would represent a 17% increase over 2012. Consistent with prior guidance, this outlook does not include the impact of any unannounced dispositions, acquisitions, new third-party development or management contracts, additional ONE Plan sm developments or capital transactions.

Webcast and Conference Call

EdR will host a conference call for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Monday July 29, 2013.  The call will be hosted by Randy Churchey, president and chief executive officer, and Randy Brown, executive vice president and chief financial officer.

The conference call will be accessible by telephone and the Internet.  To access the call, participants in the U.S. may dial (877) 705-6003, and participants outside the U.S. may dial (201) 493-6725.  Participants may also access the call via live webcast by visiting the company's investor relations Web site at www.EdRTrust.com.

The replay of the call will be available at approximately 1:00 p.m. Eastern Time on July 29, 2013 through midnight Eastern Time on August 5, 2013.  To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 417176.  The archive of the webcast will be available on the company's website for a limited time.

About EdR

EdR (NYSE:EDR) is one of America’s largest owners, developers and managers of collegiate housing. EdR is a self-administered and self-managed real estate investment trust that owns or manages 67 communities in 24 states with over 37,000 beds within more than 12,500 units. For more information please visit the company's website at www.EdRTrust.com.

Contact:

Brad Cohen
ICR, LLC
203-682-8211
bcohen@icrinc.com

Randy Brown
EdR
Executive Vice President and
Chief Financial Officer
(901) 259-2500

J. Drew Koester
EdR
Senior Vice President and
Chief Accounting Officer
(901) 259-2500

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements about the Company’s business that are not historical facts are “forward-looking statements,” which relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements are based on current expectations. You should not rely on forward-looking statements because the matters that they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, Core FFO, FFO and prospects to differ materially from those expressed or implied by such statements. Such risks are set forth under the captions “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in EdR's most recent annual report on Form 10-K and quarterly reports on Form 10-Q, and as described in EdR's other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and, except as otherwise may be required by law, the Company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise.

Non-GAAP Financial Measures

Funds from Operations (FFO)

As defined by the National Association of Real Estate Investment Trusts, FFO represents net income (loss) (computed in accordance with U.S. generally accepted accounting principles ("GAAP")), excluding gains (or losses) from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. The Company presents FFO available to all stockholders and unitholders because management considers it to be an important supplemental measure of the Company’s operating performance, believes it assists in the comparison of the Company’s operating performance between periods to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. As such, the Company also excludes the impact of noncontrolling interests, only as they relate to operating partnership units, in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. In October 2011, NAREIT communicated to its members that the exclusion of impairment write-downs of depreciable real estate is consistent with the definition of FFO and prior periods should be restated to be consistent with this guidance. Accordingly, we have restated all periods presented to reflect the current guidance.

The Company also uses core funds from operations, or Core FFO, as an operating measure. Core FFO is defined as FFO adjusted to include the economic impact of revenue on participating projects for which recognition is deferred for GAAP purposes. The adjustment for this revenue is calculated on the same percentage of completion method used to recognize revenue on third-party development projects. Core FFO also includes adjustments to exclude the impact of straight-line adjustment for ground leases, gains/losses on extinguishment of debt, transaction costs related to acquisitions and reorganization or severance costs. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition the Company believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company to other REITs as most REITs provide some form of adjusted or modified FFO.

Net Operating Income (NOI)

The Company considers NOI to be a useful measure of its collegiate housing operating performance. The Company defines NOI as rental and other community-level revenues earned from our collegiate housing communities less community-level operating expenses, excluding management fees, depreciation, amortization, ground lease expense and impairment charges and including regional and other corporate costs of supporting the communities. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company's NOI may not be comparable to other REITs. The Company believes that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. The Company uses NOI to evaluate performance on a community-by-community basis because it allows management to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on the Company’s operating results. However, NOI should only be used as an alternative measure of the Company’s financial performance.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

Adjusted EBITDA is defined as net income or loss excluding: (1) straight line adjustment for ground leases; (2) acquisition costs; (3) depreciation and amortization; (4) loss on impairment of collegiate housing assets; (5) gain on sale of collegiate housing assets; (6) interest expense; (7) other non-operating expense (income); (8) income tax expense (benefit); (9) non-controlling interest; and (10) applicable expenses related to discontinued operations. Management considers Adjusted EBITDA useful to an investor in evaluating and facilitating comparisons of the Company's operating performance between periods and between REITs by removing the impact of the Company's capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from our operating results.

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	June 30, 2013	December 31, 2012
	(unaudited)
Assets
Collegiate housing properties, net	$1,052,043	$1,061,002
Assets under development	254,658	159,264
Cash and cash equivalents	10,964	17,039
Restricted cash	8,080	6,410
Other assets	70,996	80,972

Total assets	$1,396,741	$1,324,687

Liabilities and equity
Liabilities:
Mortgage and construction loans, net of unamortized premium/discount	$436,196	$398,846
Unsecured revolving credit facility	110,500	79,000
Accounts payable and accrued expenses	59,929	57,123
Deferred revenue	16,310	17,964
Total liabilities	622,935	552,933

Commitments and contingencies	—	—

Redeemable noncontrolling interests	8,816	8,944

Equity:
EdR stockholders’ equity:
Common stock, $0.01 par value per share, 200,000,000 shares authorized, 114,671,212 and 113,062,452 shares issued and outstanding as of June 30, 2013 and December 31, 2012, respectively	1,148	1,131

Preferred shares, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	844,651	849,878
Accumulated deficit	(86,146)	(93,287)
Total EdR stockholders’ equity	759,653	757,722
Noncontrolling interests	5,337	5,088
Total equity	764,990	762,810

Total liabilities and equity	$1,396,741	$1,324,687

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three months ended June 30,
	2013	2012
Revenues:
Collegiate housing leasing revenue	$38,279	$29,295
Third-party development services	759	17
Third-party management services	823	719
Operating expense reimbursements	2,121	2,281
Total revenues	41,982	32,312

Operating expenses:
Collegiate housing leasing operations	18,259	13,619
Development and management services	1,627	1,647
General and administrative	1,882	1,647
Development pursuit and acquisition costs	79	286
Ground leases	2,210	1,509
Depreciation and amortization	11,889	7,860
Reimbursable operating expenses	2,121	2,281
Total operating expenses	38,067	28,849

Operating income	3,915	3,463

Nonoperating expenses:
Interest expense	3,855	3,477
Amortization of deferred financing costs	410	275
Interest income	(124)	(23)
Total nonoperating expenses	4,141	3,729

Loss before equity in (losses) of unconsolidated entities, income taxes and discontinued operations	(226)	(266)

Equity in (losses) of unconsolidated entities	(21)	(38)
Loss before income taxes and discontinued operations	(247)	(304)
Less: Income tax benefit	—	(404)
Income (loss) from continuing operations	(247)	100
Income from discontinued operations	3,936	1,076
Net income	3,689	1,176

Less: Net income attributable to the noncontrolling interests	(143)	(80)
Net income attributable to EdR common shareholders	$3,832	$1,256

Earnings per share information:
Net income attributable to EdR common stockholders per share – basic & diluted:	$0.03	$0.01

Weighted-average share of common stock outstanding – basic	114,452	94,974

Weighted-average share of common stock outstanding – diluted	115,489	96,041

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Six months ended June 30,
	2013	2012
Revenues:
Collegiate housing leasing revenue	$78,692	$60,043
Third-party development services	1,150	345
Third-party management services	1,792	1,572
Operating expense reimbursements	5,979	4,399
Total revenues	87,613	66,359

Operating expenses:
Collegiate housing leasing operations	36,347	26,877
Development and management services	3,398	3,263
General and administrative	3,716	3,657
Development pursuit and acquisition costs	268	393
Ground leases	3,798	3,020
Depreciation and amortization	22,786	15,513
Reimbursable operating expenses	5,979	4,399
Total operating expenses	76,292	57,122

Operating income	11,321	9,237

Nonoperating expenses:
Interest expense	7,909	7,587
Amortization of deferred financing costs	830	623
Interest income	(243)	(44)
Total nonoperating expenses	8,496	8,166

Income before equity in (losses) of unconsolidated entities, income taxes and discontinued operations	2,825	1,071

Equity in (losses) of unconsolidated entities	(41)	(301)
Income before income taxes and discontinued operations	2,784	770
Less: Income tax benefit	(237)	(479)
Income from continuing operations	3,021	1,249
Income from discontinued operations	4,146	2,041
Net income	7,167	3,290

Less: Net income attributable to the noncontrolling interests	26	146
Net income attributable to EdR common shareholders	$7,141	$3,144

Earnings per share information:
Net income attributable to EdR common stockholders per share – basic & diluted:	$0.06	$0.03

Weighted-average share of common stock outstanding – basic	114,045	93,907

Weighted-average share of common stock outstanding – diluted	115,083	94,990

EdR AND SUBSIDIARIES
CALCULATION OF FFO AND CORE FFO
(Amounts in thousands, except per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

Net income attributable to EdR	$3,832	$1,256	$7,141	$3,144

(Gain) loss on sale of collegiate housing assets	(3,895)	(172)	(3,895)	(172)
Real estate related depreciation and amortization	11,949	8,716	23,032	17,279
Equity portion of real estate depreciation and amortization on equity investees	48	59	96	125
Equity portion of loss on sale of student housing property on equity investees	—	—	—	88
Noncontrolling interests	(98)	(56)	71	185
FFO	$11,836	$9,803	$26,445	$20,649

FFO adjustments:
Acquisition costs	72	287	299	454
Straight-line adjustment for ground leases (1)	1,715	1,085	2,807	2,146
FFO adjustments	1,787	1,372	3,106	2,600

FFO on Participating Developments: (2)
Interest on loan to Participating Development	455	455	905	910
Development fees on Participating Development, net of costs and tax	454	9	454	71
FFO on Participating Developments	909	464	1,359	981

Core FFO	$14,532	$11,639	$30,910	$24,230

FFO per weighted average share/unit (3)	$0.10	$0.10	$0.23	$0.22

Core FFO per weighted average share/unit (3)	$0.13	$0.12	$0.27	$0.26

Weighted average shares/units (3)	115,489	96,041	115,083	94,990

Notes:
(1) This represents the straight-line rent expense adjustment required by GAAP related to ground leases at five communities. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(2) FFO on participating developments represents the economic impact of interest and fees not recognized in net income due to the Company having a participating investment in the third-party development. The adjustment for development fees is recognized under the same percentage of completion method of accounting used for third-party development fees. The adjustment for interest income is based on terms of the loan.

(3) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and operating partnership units outstanding, regardless of their dilutive impact.

EdR AND SUBSIDIARIES
2013 GUIDANCE – RECONCILIATION OF FFO and CORE FFO
(Amounts in thousands, except per share data)
(Unaudited)

	Year ending December 31, 2013
	Low End	High End

Net income attributable to EdR	$11,400	$15,876

(Gain) loss on sale of collegiate housing assets	(3,895)	(3,895)
Real estate related depreciation and amortization	45,515	45,515
Equity portion of real estate depreciation and amortization on equity investees	192	192
Noncontrolling interests	298	258
FFO	$53,510	$57,946
FFO adjustments:
Acquisition costs	600	600
Straight-line adjustment for ground leases (1)	5,193	5,193
FFO adjustments	5,793	5,793

FFO on Participating Developments: (2)
Interest on loan to Participating Development	1,830	1,830
Development fees on Participating Development, net of costs and tax	454	454
FFO on Participating Developments	2,284	2,284

Core FFO	$61,587	$66,023

FFO per weighted average share/unit (3)	$0.46	$0.50

Core FFO per weighted average share/unit (3)	$0.53	$0.57

Weighted average shares/units (3)	115,468	115,468

Notes:
(1) This represents the straight-line rent expense adjustment required by GAAP related to ground leases at five communities. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(2) FFO on participating developments represents the economic impact of interest and fees not recognized in net income due to the Company having a participating investment in the third-party development. The adjustment for development fees is recognized under the same percentage of completion method of accounting used for third-party development fees. The adjustment for interest income is based on terms of the loan.

(3) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and operating partnership units outstanding, regardless of their dilutive impact.

EdR AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

The following is a reconciliation of the Company's GAAP operating income (loss) to NOI for three and six months ended June 30, 2013 and 2012 (in thousands):

	For the three months ended June 30,		For the six months ended June 30,
	2013	2012	2013	2012
Operating income	$3,915	$3,463	$11,321	$9,237
Less: Third-party development services revenue	759	17	1,150	345
Less: Third-party management services revenue	823	719	1,792	1,572
Plus: General and administrative expenses	3,588	3,580	7,382	7,313
Plus: Ground leases	2,210	1,509	3,798	3,020
Plus: Depreciation and amortization	11,889	7,860	22,786	15,513
NOI	$20,020	$15,676	$42,345	$33,166

The following is a reconciliation of the Company's GAAP net income (loss) to Adjusted EBITDA for the trailing twelve months ended June 30, 2013 (in thousands):

	Six months ended June 30,	Plus: Year ended December 31,	Less: Six months ended June 30,	Trailing Twelve Months ended June 30,
	2013	2012	2012	2013
Net income attributable to common shareholders	$7,141	$8,421	$3,144	$12,418
Straight line adjustment for ground leases	2,807	4,364	2,146	5,025
Acquisition costs	299	1,110	454	955
Depreciation and amortization	22,786	35,436	15,513	42,709
Depreciation and amortization - discontinued operations	461	2,438	2,005	894
Loss on impairment of collegiate housing assets	—	88	88	—
Gain on sale of collegiate housing assets - discontinued operations	(3,895)	(5,496)	(172)	(9,219)
Interest expense, net	7,909	14,390	7,587	14,712
Other nonoperating expense	587	932	579	940
Income tax benefit	(237)	(884)	(479)	(642)
Non-controlling interests	71	216	185	102
Adjusted EBITDA	$37,929	$61,015	$31,050	$67,894
Annualize acquisitions/developments [1]	—	19,024	13,231	5,793
Pro Forma Adjusted EBITDA	$37,929	$80,039	$44,281	$73,687

1 Proforma adjustment to reflect all acquisitions and development deliveries as if such transactions had occurred on the first day of the period presented.